Consent of Independent Registered Public Accounting Firm

  The Board of Trustees and Shareholders of

Jennison 20/20 Focus Fund: We consent to the use of our report incorporated by reference herein and to the references to our firm under the headings “Financial Highlights” in the prospectus and “Other Service Providers” and “Financial Statements” in the statement of additional information. KPMG LLP New York, New York

March 26, 2009